                     RPM INTERNATIONAL INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
                        PER SHARE AND SHARE EQUIVALENTS
                                   (Unaudited)

                                                                    Exhibit 11.1

                    (In thousands, except per share amounts)

                                                  Six Months Ended          Three Months Ended
                                                    November 30,               November 30,
                                                    ------------               ------------
                                                  2002         2001         2002         2001
                                                  ----         ----         ----         ----
Shares Outstanding
  For computation of basic earnings per
    share of Common Stock

      Weighted average shares                    115,001      102,266      115,240      102,321
                                                --------     --------     --------     --------
      Total shares for basic earnings
        per share                                115,001      102,266      115,240      102,321

  For computation of diluted earnings
    per share of common stock

      Net issuable share equivalents                 980          246          961          507
                                                --------     --------     --------     --------
      Total shares for diluted
        earnings per share                       115,981      102,512      116,201      102,828
                                                ========     ========     ========     ========
Net Income
  Net income applicable to
    shares of common stock for basic earnings
    per share                                   $ 73,813     $ 61,059     $ 29,640     $ 24,490
                                                --------     --------     --------     --------
  Net income applicable to shares of common
    stock for diluted earnings per share        $ 73,813     $ 61,059     $ 29,640     $ 24,490
                                                ========     ========     ========     ========
  Basic Earnings Per Share                      $   0.64     $   0.60     $   0.26     $   0.24
                                                ========     ========     ========     ========
  Diluted Earnings Per Share                    $   0.64     $   0.60     $   0.26     $   0.24
                                                ========     ========     ========     ========

The accompanying notes to consolidated financial statements are an integral part of these statements.